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                                                                     EXHIBIT 5.1

                         OPINION OF ALLISON D. GARRETT

                      [LETTERHEAD OF ALLISON D. GARRETT]

                                 June 16, 1998



Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, Arkansas  72716-8095

Ladies and Gentlemen:

          As Service Corporate Counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), I have acted on its behalf in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 14,710,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), held by Walton Enterprises, L.P. (the "Selling Stockholders") as described in the Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission.

          In rendering this opinion, I have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as I considered necessary or appropriate for enabling me to express the opinions set forth herein. In all such examinations, I have assumed the authenticity and completeness of all documents submitted to me as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

          Based on the foregoing, I am of the opinion that such shares of Common Stock have been duly authorized, validly issued, fully paid and nonassessable.

          This opinion may be filed as an exhibit to the Registration Statement and I also consent to the use of my name in the Registration Statement and the related Prospectus.
                                 Very truly yours,

                                 Allison D. Garrett
                                 Senior Corporate Counsel
                                 Wal-Mart Stores, Inc.